EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

James A. Reinstein

President & CEO

415-657-5500

Investor Relations

John Mills

ICR, Inc.

646-277-1254

john.mills@icrinc.com

Cutera Announces Engagement of Sandy Gardiner as Consultant CFO

BRISBANE, Calif., July 12, 2017 (GLOBE NEWSWIRE) -- Cutera, Inc. (NASDAQ: CUTR) ("Cutera" or the "Company"), a leading provider of laser and energy-based aesthetic systems for practitioners worldwide, announced the engagement of Ms. Sandra A. Gardiner as its consultant Chief Financial Officer ("CFO") while the Company conducts a search for a permanent CFO to succeed Ronald J. Santilli, who previously announced his departure from the Company.  As previously announced, Mr. Santilli will remain an employee of the Company for approximately three months on a part-time basis while he assists with the transition of matters to Ms. Gardiner.

“Once again, I want to thank Ron for his many contributions over the years here at Cutera,” commented James Reinstein, Cutera’s CEO. “His passion and vision played a large part in the Company’s success, and he will be missed. We appreciate his assistance as we transition the CFO role.”

Immediately prior to joining Cutera, Ms. Gardiner served as Vice President, Finance and Chief Financial Officer with Tria Beauty, Inc., a medical device manufacturer of laser based aesthetic devices. Ms. Gardiner joined Tria Beauty in April 2015, until its acquisition in April 2017. Ms. Gardiner has over 27 years’ experience in the life science industry with 19 years specifically in the medical device industry. In addition to Tria Beauty, Ms. Gardiner has been Chief Financial Officer of two publicly traded entities, Vermillion and Lipid Sciences, as well as three privately held companies, Asante Solutions, Aptus Endosystems and Ventus Medical. Ms. Gardiner holds a Bachelor of Arts degree in Management Economics from the University of California, Davis and began her career with Advanced Cardiovascular Systems.

"We’re delighted to welcome Sandy to Cutera and to our Executive Leadership Team as our Consultant CFO,” said James Reinstein, Cutera’s CEO. “Sandy is equipped with a strong healthcare and device background, coupled with the financial acumen and acuity to manage our financial strategy as we conduct our search for a permanent CFO. I previously worked with Sandy and know she will help drive performance, expand our portfolio, and manage our financial architecture in a sustainable manner,” said Mr. Reinstein.

"I am thrilled to be joining the exceptional team at Cutera,” said Ms. Gardiner. “We share a passion for innovation and great products that enhance people’s lives, while focusing on growth that will lead us to even greater success as a company.”

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.